Exhibit 99.1

REGEN BIOLOGICS AG TO HOST JUNE 6, 2005 EVENING EVENT AT EFORT
CONGRESS IN LISBON FOR SURGEONS INTERESTED IN REGEN® CMI

Company to Review Results of 5 Year Feasibility Study

APPENZELL, SWITERLAND, May 26, 2005—ReGen Biologics, AG, a wholly owned subsidiary of ReGen Biologics, Inc., (OTC:RGBI) an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets, announced today that that the company will be hosting an evening event during the EFORT Congress in Lisbon at 6:00 p.m. on June 6th 2005 for surgeons currently familiar with the ReGen® CMI or those who would like to obtain more information.

ReGen Biologics, AG is inviting all interested surgeons to participate. During this event, the CMI five (5) year follow-up data from the feasibility study will be presented. These data have been published as the lead article in the May 2005 issue of the peer-reviewed journal Arthroscopy. Clinical data including serial magnetic resonance imaging and arthroscopic examinations demonstrate the benefit of the CMI for these patients and provide evidence that a substantial amount of meniscus tissue is regained compared to a partial meniscectomy, which is the alternative treatment.

If you would like to attend this event, please R.S.V.P. to ReGen Biologics AG or contact one of the two European contacts below.

For more information about marketing and distribution in Europe, please contact:

Thomas B. Fischer ReGen Biologics AG Feldstrasse 11 CH 9050 Appenzell +41 (0)79 500 79 54 thomas.fischer@regenbio.com	Evelyne M. Hasler ReGen Biologics AG Feldstrasse 11 CH-9050 Appenzell +41 (0)79 820 62 42 evelyne.hasler@regenbio.com

About ReGen Biologics AG:

ReGen Biologics AG is a wholly-owned subsidiary of ReGen Biologics Inc. The Swiss subsidiary was founded in 2005 and will lead the European marketing and distribution for the CMI and other ReGen Biologics, Inc. products.

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen’s first product using its patented core technology is the CMI, which uses the body’s own healing process to grow new tissue in the meniscus, and restore activity levels for patients with meniscus loss. The Company’s Multicenter Pivotal Clinical Trial is the largest clinical trial ever conducted involving the human meniscus. The manufacturing module was submitted to the FDA in Q3 2004. The Company expects to conclude the PMA submission with the filing of the CMI clinical module in the second half of 2005.

ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA.

For more information on ReGen, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:
Brion Umidi ReGen Biologics, Inc. Senior Vice President Chief Financial Officer (201) 651-3515 bumidi@regenbio.com	Al Palombo Cameron Associates Investor Relations (212) 245-8800 Ext. 209 al@cameronassoc.com